Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
VitalStream Holdings, Inc.

We have audited the accompanying consolidated balance sheets of VitalStream Holdings, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2006, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VitalStream Holdings, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

Rose, Snyder & Jacobs
A Corporation of Certified Public Accountants

Encino, California

March 21, 2007

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

ASSETS

	2006	2005
Current assets:
Cash	$10,434,016	$4,118,308
Accounts receivable, net of allowance for doubtful accounts and credit reserves of $2,691,057 and $454,182 at December 31, 2006 and 2005, respectively	3,697,939	3,123,006
Prepaid expenses	815,167	628,576
Other current assets	336,371	238,274

Total current assets	15,283,493	8,108,164

Fixed assets, net	11,480,250	7,802,278
Restricted cash	902,618	200,626
Goodwill	19,404,284	3,577,678
Other intangibles	1,026,389	167,500
Other assets	160,784	172,915

TOTAL ASSETS	$48,257,818	$20,029,161

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,914,280	$1,842,440
Accrued compensation	870,127	487,604
Current portion of capital lease obligations	1,934,373	642,136
Current portion of line of credit obligations	3,743,716	2,991,621
Accrued expenses	2,541,297	807,719

Total current liabilities	11,003,793	6,771,520
Capital lease obligations	1,059,860	208,767
Line of credit obligations	250,000	743,716
Deferred rent	77,734	86,549
Deferred tax liability	350,000	—

	1,737,594	1,039,032
Commitments and contingencies, Note 7

Shareholders’ equity
Preferred stock, series A, par value $0.001; authorized shares, 10,000,000; issued and outstanding shares, 0 and 0 at December 31, 2006 and 2005, respectively	—	—

Common stock, par value $0.001; authorized shares, 290,000,000; issued and outstanding shares, 23,774,015 and 17,580,083 at December 31, 2006 and 2005, respectively	87,024	70,321

Additional paid-in capital	61,622,865	24,810,514

Accumulated deficit	(26,193,458)	(12,662,226)

Total shareholders’ equity	35,516,431	12,218,609

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$48,257,818	$20,029,161

See Report of Independent Registered Public Accounting Firm and notes to consolidated financial statements

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004

Revenue	$23,748,427	$15,880,080	$9,972,078
Cost of revenue	13,271,150	7,921,470	4,599,905

Gross profit	10,477,277	7,958,610	5,372,173

Research & development	1,867,493	1,001,301	476,724
Sales & marketing	8,686,465	5,689,301	2,861,351
General & administrative	12,998,064	4,620,691	3,072,476

Operating loss	(13,074,745)	(3,352,683)	(1,038,378)

Other income (expense):
Interest income (expense)	66,235	(228,654)	(461,313)
Amortization of loan costs	—	—	(39,889)
Other income (expense)	(167,912)	(435,376)	(3,905)

Net other income (expense)	(101,677)	(664,030)	(505,107)

Net loss before income tax expense	$(13,176,422)	$(4,016,713)	$(1,543,485)
Income tax expense	(354,810)	(1,713)	(2,400)
Net loss	13,531,232	4,018,426	1,545,885
Basic and diluted net loss per common share (less preferred dividends)	$(0.61)	$(0.25)	$(0.13)

Shares used in computing basic and diluted net loss per common share	22,082,148	15,992,540	11,841,446

See Report of Independent Registered Public Accounting Firm and notes to consolidated financial statements

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

					Additional
	Common Stock		Series A preferred stock		paid-in	Deferred	Accumulated
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Total
Balance at December 31, 2003	7,936,978	$31,748	900	$1	$8,438,038	$—	$(6,996,853)	$1,472,934

Issuance of common stock upon exercise of stock options	207,016	828	—	—	232,460	—	—	233,288
Conversion of Dolphin note to common stock	1,379,103	5,516	—	—	1,094,484	—	—	1,100,000
Stock-based compensation	—	—	—	—	302,628	—	—	302,628
Conversion of Series A preferred stock	957,447	3,830	(900)	(1)	(3,830)	—	—	(1)
Amortization of capitalized fees related to note	—	—	—	—	(219,141)	—	—	(219,141)
Cash dividends paid on conversion of Series A preferred shares to common stock	—	—	—	—	—	—	(101,062)	(101,062)
Issuance of common stock related to PIPE transaction	4,526,649	18,107	—	—	10,981,893	—	—	11,000,000
Legal fees/commissions related to PIPE transaction	—	—	—	—	(921,933)	—	—	(921,933)
Net loss, December 31, 2004	—	—	—	—	—	—	(1,545,885)	(1,545,885)
Balance at December 31, 2004	15,007,193	60,029	—	—	19,904,599	—	(8,643,800)	11,320,828
Issuance of common stock upon exercise of stoc k options	498,719	1,995	—	—	800,940	—	—	802,935
Issuance of common stock and warrants upon acquisition of Playstream	937,500	3,750	—	—	2,245,022	—	—	2,248,772
Issuance of common stock upon exercise of warrants	1,136,671	4,547	—	—	1,859,953	—	—	1,864,500
Net loss, December 31, 2005	—	—	—	—	—	—	(4,018,426)	(4,018,426)
Balance at December 31, 2005	17,580,083	70,321	—	—	24,810,514	—	(12,662,226)	12,218,609
Issuance of common stock upon exercise of stock options	991,900	1,185	—	—	2,083,057	—	—	2,084,242
Stock-based compensation	—	—	—	—	1,754,479	—	—	1,754,479
Issuance of common stock bonus	24,074	96	—	—	129,904	—	—	130,000
Issuance of common stock upon exercise of warrants	738,338	2,906	—	—	1,856,082	—	—	1,858,988
Issuance of common stock - PIPE	2,692,308	10,769	—	—	13,989,231	—	—	14,000,000
Issuance of common stock for the acquisition of Eonstreams	1,747,312	1,747	—	—	16,999,598	—	—	17,001,345
Net loss, December 31, 2006	—	—	—	—	—	—	(13,531,232)	(13,531,332)
Balance at December 31, 2006	23,774,015	$87,024	—	$—	$61,622,865	$—	$(26,193,458)	$35,516,431

See Report of Independent Registered Public Accounting Firm and notes to consolidated financial statements

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
OPERATING ACTIVITIES
NET LOSS	$(13,531,232)	$(4,018,426)	$(1,545,885)
Adjustments to net loss:
Depreciation & amortization	4,480,450	2,457,420	1,145,050
Loss (gain) on disposal of fixed assets	163,397	618,302	(112)
Stock-based compensation	1,754,479	—	302,628
Bad debt expense	2,893,045	156,513	218,145
Deferred income taxes	350,000	—	—
Changes in operating assets & liabilities
Accounts receivable	(3,335,355)	(2,356,989)	(523,614)
Prepaid expense	(149,958)	(377,188)	(76,733)
Other assets	(85,966)	(44,673)	(68,235)
Accounts payable	(312,962)	743,044	323,218
Accrued compensation	490,233	(125,456)	403,227
Accrued expenses	1,731,301	70,859	298,612
Deferred rent	(8,815)	—	—

TOTAL CASH PROVIDED BY (USED IN) OPERATIONS	(5,561,383)	(2,876,594)	476,301

INVESTING ACTIVITIES
Additions to property & equipment	(4,642,092)	(6,997,360)	(1,456,740)
Proceeds from sale of equipment	—	—	2,550
Relief of (additions to) restricted cash	(701,992)	—	49,880
Payment for acquisition of Subsidiary, net of cash acquired	999	(497,068)	—

NET CASH USED IN INVESTING ACTIVITIES	(5,343,085)	(7,494,428)	(1,404,310)

FINANCING ACTIVITIES
Payments on notes payable	—	—	(36,223)
Payments on capital leases	(981,433)	(878,460)	(746,404)
Proceeds from exercise of stock options and warrants	3,943,230	2,667,435	233,288
Proceeds from issuance of common stock, net of offering expenses	14,000,000	—	10,082,313
Payments of dividends associated with conversion of preferred stock	—	—	(101,062)
Proceeds from (payments on) line of credit, net	258,379	2,424,033	1,131,635
Proceeds from (payments on) factoring line, net	—	—	(132,359)

NET CASH PROVIDED BY FINANCING ACTIVITIES	17,220,176	4,213,008	10,431,188

NET INCREASE (DECREASE) IN CASH	6,315,708	(6,158,014)	9,503,179
Cash at the beginning of the period	4,118,308	10,276,322	773,143

Cash at the end of the period	$10,434,016	$4,118,308	$10,276,322
Supplementary disclosure of cash paid during the period for:
Interest	$573,103	$292,051	$593,514
Income taxes	$4,810	$1,713	$2,400
Equipment acquired under capital leases and other financing	$3,124,762	$—	$1,608,372

See Report of Independent Registered Public Accounting Firm and notes to consolidated financial statements

VITALSTREAM HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006, 2005 AND 2004

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Basis of Presentation

VitalStream Holdings, Inc. (“VHI” or the “Company”) was incorporated in 1986 in the state of Nevada. Prior to 1999, VHI, (then known as Larsen-Davis Corporation) manufactured and marketed analytical scientific instruments. In 1999, the company sold substantially all the assets associated with the scientific instruments business. On April 23, 2002, VHI (then known as Sensar Corporation) consummated a merger by which VitalStream, Inc. became a wholly-owned subsidiary of VHI, and the business of VitalStream, Inc. became the business of VHI. In 2002, the name of Sensar Corporation was changed to VitalStream Holdings, Inc.

In January 2003, another VHI wholly-owned subsidiary, VitalStream Broadcasting Corporation, entered into an agreement with Epoch Networks, Inc. and Epoch Hosting, Inc. (“Epoch”) pursuant to which VitalStream Broadcasting Corporation acquired Epoch’s hosting and colocation contracts, related computer equipment, software and licenses, a leasehold interest in a Los Angeles data center, and a certificate of deposit for $300,000, which serves as collateral on the leaseholder interest. As consideration for those assets, we paid to Epoch Hosting $200,000 in cash and issued 962,190 shares of common stock to Epoch.

On April 27, 2005, VHI acquired the business of PlayStream, LLC, a provider of fully automated, self-service small business streaming media services, headquartered in Seattle, Washington, for $500,000 in cash, 937,500 shares of VitalStream Holdings, Inc. common stock valued at $2,137,500 and 50,000 warrants to purchase common stock at an exercise price of $5.40 valued at $111,272 for a total purchase price of $2,748,772. For accounting purposes, in accordance with SFAS No. 141, we included results of operations for PlayStream, LLC beginning as of April 1, 2005. During the first quarter of 2006, we changed the name of our PlayStream product line to VitalStream Small Business Services.

On May 20, 2006, we acquired, through one of our wholly-owned subsidiaries, substantially all the assets and most of the liabilities of Eonstreams, Inc. (“Eonstreams”), in exchange for 1,747,312 shares of our common stock at $9.73 per share, for a total purchase price of $17,001,346. Eonstreams, headquartered in Knoxville, Tennessee, provides Internet advertising insertion and streaming solutions to businesses and home offices. For accounting purposes, in accordance with SFAS No. 141, we included results of operations for Eonstreams beginning as of May 1, 2006. During the second quarter of 2006, we changed the name of our Eonstreams product line to VitalStream Advertising Services.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On Wednesday, August 30, 2006, VitalStream commenced trading on the NASDAQ Global Market under the ticker symbol “VSTH”. The Company has been trading on the NASDAQ Capital Market under the same symbol since its listing on Thursday, June 21, 2006. Prior to that date, VitalStream’s common stock was quoted on the OTC Bulletin Board.

VitalStream Holdings, Inc. (“VHI” or the”Company”) provides products and services for storing and delivering digital media to large global audiences over the Internet. VHI offers a broad range of Internet products and services, including audio and video streaming, live event streaming, live webcasting, media asset management, integrated hosting services, advertising solutions, subscription services, content delivery, and professional services. Our solutions are designed to enable companies to easily, securely and reliably create revenue streams from their media assets via subscription or ad based business models. VHI markets and sells its products and services through its direct sales force, multiple channel, reseller and OEM partners, service providers, and its Website.

Common Stock Reverse Split

The Company affected a one-for-four reverse stock split to shareholders of record as of April 4, 2006.  All share and per share information has been retroactively adjusted to reflect the reverse stock split.

Liquidity

The Company has to date incurred recurring losses and has accumulated losses aggregating approximately $24.4 million as of December 31, 2006. The Company’s business strategy includes attempting to increase its revenue through investing further in its product development and sales and marketing efforts, and expanding into international markets. The Company intends to finance this portion of its business strategy by using its current working capital resources and cash flows from operations. Management believes its cash flows from operations, together with its liquid assets will be sufficient to fund ongoing operations through at least December 31, 2007. The Company’s business strategy also includes the possibility of engaging in strategic acquisitions or otherwise taking steps to more rapidly increase its growth rates. On October 12, 2006, the Company announced its intent to merge with Internap Network Services Corporation which should increase the Company’s access to additional funding.

Principles of Consolidation

The consolidated financial statements include the accounts of VHI and its wholly-owned subsidiaries, VitalStream, Inc., VitalStream Broadcasting Corporation, Vitalstream Small Business Services and VitalStream Advertising Services. The term “Company” used herein means VitalStream Holdings, Inc. and its subsidiaries, unless otherwise indicated by the context. All material intercompany accounts and transactions have been eliminated.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the allowance for doubtful accounts, deferred tax asset valuation allowance and useful lives for depreciable and amortizable assets. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity at date of purchase of three months or less to be cash equivalents. Restricted cash is not considered part of cash equivalents. Cash and cash equivalents are carried at cost, which approximates market value.

Accounts Receivable & Concentration of Business and Credit Risk

The Company markets its services to companies and individuals in many industries and geographic locations throughout the United States. In early 2006 the Company also expanded its operations into Europe. The Company’s operations are subject to rapid technological advancement and competition in the industry.

Accounts receivable represent financial instruments with potential credit risk. The Company sometimes offers its customers credit terms. The Company makes periodic evaluations of the creditworthiness of its customers and in nearly all cases retains physical possession of the customer’s equipment as collateral in the event of non-payment. In the event of non-payment or default, the Company has the ability to terminate services.

We record reserves against our accounts receivable balance. These reserves consist of allowances for doubtful accounts and service credits. Increases and decreases in the allowance for doubtful accounts are included in general and administrative expenses. The reserve for service credits is increased as a result of specific service credits that are expected to be issued to customers during the ordinary course of business, as well as for billing disputes. These credits result in a reduction to revenues. Decreases to the reserve are the result of actual credits being issued to customers, causing a corresponding reduction in accounts receivable.

Management specifically analyzes the age of customer balances, historical bad debt experience, customer creditworthiness, and changes in customer payment terms when making estimates of the collectibility of the Company’s trade accounts receivable balances. If the Company determines that the financial condition of any of its customers has deteriorated, whether due to customer-specific or general economic issues, increases in the allowance may be made. Accounts receivable are written off when all collection attempts have failed. Based on the information available, management believes the Company’s accounts receivable are collectible.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property & Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Leasehold improvements are amortized over the remaining lease term at the date of installation.

Restricted cash

The Company had $902,618 of restricted cash at December 31, 2006, securing several equipment leases and a facility lease.

Other Intangibles

The Company acquired a customer list valued at $160,851 with the acquisition of the Epoch assets on January 16, 2003 (see Note 12). This customer list was amortized over its estimated useful life of 36 months. The related amortization expense was $0, $55,426 and $55,425 during the years ended December 31, 2006, 2005 and 2004, respectively.

The Company acquired a customer list valued at $100,000 and entered into two non-compete agreements valued at $150,000 in total with the acquisition of the business of PlayStream, LLC on April 27, 2005. The customer list is being amortized over its estimated useful life of 24 months and the non-compete agreements are being amortized over 30 months. The related amortization expense for these intangibles was $110,000 and $82,500 during the years ended December 31, 2006 and 2005.

On May 20, 2006, we acquired a customer list valued at $90,000, software technology valued at $430,000, brand name valued at $320,000 and we entered into non-compete agreements valued at $320,000. These assets are amortized over 3 years, 5 years, 5 years and 3 years, respectively. The related amortization expense for these intangibles was $191,111 during the year ended December 31, 2006.

The following summarizes the Company’s intangible assets and their respective weighted average amortization periods over which the assets will be amortized using the straight-line method.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

	Original Amount	Accumulated Amortization	Net Amount	Weighted Average Amortization Period in months

Customer list	$350,851	$(268,351)	$82,500	33
Software technology	430,000	(57,333)	372,667	60
Brand name	320,000	(42,667)	277,333	60
Covenants not to compete	470,000	(176,111)	293,889	34

	$1,570,851	$(544,462)	$1,026,389

Estimated amortization expense for the next five years and thereafter is as follows as of December 31, 2006.

2007	$299,167
2008	331,667
2009	195,556
2010	150,000
2011	50,000
Thereafter	—

$1,026,389

Loan Costs

Loan costs during 2004 were related to the Dolphin Notes (see Note 4). They were amortized over the term of the notes, 22 years. The related amortization expense was $223,387 during the year ended December 31, 2004. In June 2004, the Dolphin Notes were converted to common shares of the Company’s stock and all remaining loan costs were expensed accordingly.

Goodwill

Goodwill represents the excess of cost over the value of net assets of businesses acquired pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and is carried at cost unless write-downs for impairment are required. The Company evaluates the carrying value of goodwill on an annual basis and whenever events and changes in circumstances indicate that the carrying amount may not be recoverable, adjustment is then made. To date, no such impairment has been recorded.

Fair Value of Financial Instruments

The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates their fair value, due to the relatively short maturity of these instruments. As of December 31, 2006 and 2005, the Company’s bank credit line obligations and capital lease obligations have stated borrowing rates that are consistent with those currently available to the Company and, accordingly, the Company believes the carrying value of these debt instruments approximates their fair value.

Revenue Recognition

We recognize revenues in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition,” and the Financial Accounting Standards Board’s, or FASB, Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.”

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibility of the resulting receivable is reasonably assured. If sufficient evidence of the fair values of the delivered and undelivered elements of an arrangement does not exist, revenue is deferred using revenue recognition principles applicable to the entire arrangement as if it were a single element arrangement under EITF  No. 00-21 and is recognized on a straight-line basis over the term of the contract. For arrangements with multiple deliverables which are determined to have separate units of accounting, revenue is recognized upon the delivery of the separate units in accordance with EITF No. 00-21.

Revenue is derived primarily from fees for streaming media services, web hosting and managed products and services. Streaming media service fees, which are typically usage-based, are recognized as the service is provided. Web hosting and managed services fees, generally consisting of fixed monthly amounts, are also recognized as the service is provided. Our revenues primarily consist of monthly recurring revenues from contracts with terms of generally one year or more. These contracts usually have a fixed minimum commitment based on a certain level of usage with additional charges for any usage over the minimum commitment level.

In 2006, we derived revenue from our new VitalStream Advertising Services product line through the licensing of our advertising technology and software, in addition to usage-based billings which included a minimum commitment for a fixed number of available impressions over a fixed time period. We recognize revenue in accordance with Statement of Position 97-2 (“SOP 97-2”) “Software Revenue Recognition.”

To a much lesser extent, we also derive revenue from the sale of professional services usually under fixed-fee arrangements. The Company generally recognizes revenue under these arrangements based on the percentage of cost incurred to date compared to the estimated total cost to complete the project.

Cost of Revenue

Cost of revenue includes the cost of license fees for operating systems software, advertising royalties to content rights owners, advertising distribution costs, and the direct costs of operating the Company’s network, including telecommunications charges, depreciation on the Company’s data center equipment, network rent and utilities, and direct labor costs associated with operating the network.

Research and Development

Research and development costs are expensed as incurred, and totaled $1,867,493, $1,001,301, and $476,724 for the years ended December 31, 2006, 2005 and 2004, respectively.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other Income (Expense)

In the fourth quarter of 2005, we recorded a one-time write down of $613,772 on certain older network equipment with an original cost value of $1,315,799 net of accumulated depreciation of $702,027 that was replaced during our network architecture upgrade. This was offset by a one-time gain of approximately $200,000 from the sale of certain smaller non-core business hosting accounts to a third party in the first quarter of 2005.

Net Loss Per Share

Net loss per common share is computed using the weighted average number of common shares outstanding during the periods presented. Warrants and options to purchase shares of the Company’s stock under its stock option plans, may have a dilutive effect on the Company’s earnings per share in the future but are not included in the calculation for 2006, 2005 and 2004 because they have an antidilutive effect in those periods.

Advertising Costs

Advertising and promotional materials are expensed when incurred. Total advertising costs were $621,591, $570,209 and $343,434 for the years ended December 31, 2006, 2005 and 2004, respectively.

Stock-Based Compensation

Prior to January 1, 2006, the Company accounted for employee stock option grants in accordance with APB No. 25, and adopted the disclosure-only provisions of SFAS No.123, Accounting for Stock-Based Compensation, amended by SFAS No. 148 Accounting for Stock-Based Compensation - Transition and Disclosure.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004) Share-Based Payment (“SFAS No. 123R”), which replaces SFAS No. 123 and supersedes APB No. 25. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first annual period after June 15, 2005. Subsequent to the effective date, the pro forma disclosures previously permitted under SFAS No. 123 are no longer an alternative to financial statement recognition.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Effective January 1, 2006, the Company adopted SFAS No. 123R using the modified prospective method. Under this method, compensation cost recognized during the twelve months ended December 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 amortized over the options’ vesting period, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R amortized on a straight-line basis over the options’ vesting period.

Income Taxes

The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the carrying amounts on the financial statements of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the portion of tax benefits that more likely than not, will not be realized based on available evidence.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. The provisions of FIN 48 are effective for the Company on January 1, 2007, with the cumulative effect of the change in accounting principle, if any, recorded as an adjustment to opening retained earnings.  The Company is currently evaluating the impact of adopting FIN 48 but does not believe the adoption of FIN 48 will have a material impact on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which clarifies the definition of fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements.  SFAS 157 does not require any new fair value measurements and eliminates inconsistencies in guidance found in various prior accounting pronouncements.  SFAS 157 will be effective for the Company on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS 157 but does not believe the adoption of SFAS 157 will have a material impact on our consolidated financial statements.

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R),” (“SFAS 158”), which requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan in a company’s balance sheet. This portion of the new guidance is effective on December 31, 2006. We do not have any defined benefit pension or postretirement plans that are subject to SFAS 158. As such, we do not expect the pronouncement to have a material impact on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on the SEC’s views on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The provisions of SAB 108 are effective for the Company for the fiscal year ended December 31, 2006. The application of SAB 108 did not have a material effect on the consolidated financial statements of the Company.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities (SFAS 159). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of adopting SFAS 159 but does not believe the adoption of SFAS 159 will have a material impact on our consolidated financial statements.

2.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2006	2005

Computers and office equipment	$1,533,626	$1,344,947
Data center equipment	16,426,138	10,075,603
Furniture and fixtures	77,987	256,953
Leasehold improvements	432,822	740,901

	18,470,573	12,418,404
Less accumulated depreciation and amortization	6,990,323	4,616,126

	$11,480,250	$7,802,278

In the fourth quarter of 2005, we recorded a net book value write down of $613,772 on certain older network equipment with an original cost value of $1,315,799 net of accumulated depreciation of $702,027 that was replaced during our network architecture upgrade.

During 2006, we recorded a net book value write down of $163,397 on certain older network equipment with an original cost value of $1,981,945 net of accumulated depreciation of $1,818,548.

3.	FACTORING AGREEMENTS

On June 30, 2003, the Company obtained two accounts receivable factoring lines of credit with Alliance Bank that allowed the Company to sell up to an aggregate $1,000,000 in accounts receivable to the bank. Pursuant to certain provisions of the Factoring and Security Agreements (“Factoring Agreements”), the bank advanced between 60% and 80% of the face amount of the invoice, at interest rates ranging from 13 1/2% to 15 1/2%. Effective September 30, 2004, we terminated our Factoring Agreements with Alliance Bank and the related security interest in substantially all of our assets that had secured the Company’s financial obligations under the agreement.

4.	NOTES PAYABLE AND DEBT RESTRUCTURING

On November 1, 2002, VHI entered into a Convertible Note and Warrant Purchase Agreement with Dolphin Communications Fund II, L.P. and Dolphin Parallel Fund II (Netherlands), L.P. (collectively, “Dolphin”). On January 15, 2003, the Initial Note

Purchase Agreement was terminated and superseded by the Amended and Restated Note Purchase Agreement (the “Amended Note Purchase Agreement”). The transaction contemplated by the Amended Note Purchase Agreement was consummated on January 16, 2003.

Pursuant to the Amended Note Purchase Agreement, Dolphin invested $1.1 million in VHI in exchange for $1.1 million in 10% Convertible Promissory Notes (the “Old Dolphin Notes”) and warrants to purchase common stock of VHI (the “Dolphin Warrants”). The proceeds of the Old Dolphin Notes were used in part, to pay the $200,000 cash portion of the purchase price under the Amended and Restated Asset Purchase Agreement with Epoch, described in Note 12, and related transaction expenses. Dolphin indirectly owned an equity interest of approximately 95% in Epoch, and one of the Dolphin representatives, was elected to the board of directors of VHI on January 9, 2003.

In connection with the Amended Note Purchase Agreement, VHI entered into a Registration Agreement under which VHI agreed to register the re-sale of any shares issued to Dolphin pursuant to the conversion of the Dolphin Notes or upon the exercise of the Dolphin Warrants. Pursuant to an investor rights agreement, VHI granted Dolphin Equity Partners a preemptive right on future issuances of preferred equity securities, which would allow Dolphin to maintain its ownership percentage at the same level after the issuance of such preferred equity securities and, together with certain shareholders, agreed to appoint or elect a Dolphin appointee to VHI’s board of directors.

4.	NOTES PAYABLE AND DEBT RESTRUCTURING (Continued)

Pursuant to a Securities Exchange and Purchase Agreement dated September 30, 2003, (the “Purchase Agreement”), the Company and Dolphin exchanged the Old Dolphin Notes for $1.1 million in 7% Convertible Promissory Notes (the “Dolphin Notes”) with different terms than the Old Dolphin Notes and amended various agreements and covenants associated with the Old Dolphin Notes.
On June 16, 2004, the Company and the holder of the Dolphin Notes agreed to convert the Dolphin Notes into common stock in exchange for the Company’s agreement to pay in cash all interest on the Dolphin Notes that had accrued or would have accrued through September 30, 2004 and to pay a conversion premium equal to 14% of the outstanding principal (including accrued but unpaid interest through September 30, 2003) under the Dolphin Notes. Upon conversion of the Dolphin Notes, the holder of the Dolphin Notes was issued an aggregate of 1,379,103 shares of common stock and an aggregate cash payment of $267,131.

5.	INCOME TAXES

The primary difference between the Company’s effective income tax rate and the statutory federal tax rate for the year ended December 31, 2006, relates primarily to losses incurred for which no tax benefit was recognized, due to the uncertainty of their realization. The Company recorded a valuation allowance for 100% of its deferred tax benefit, which is mainly comprised of its loss carryforwards. Deferred tax liability is related to goodwill

At December 31, 2005, the Company has available for federal and state income tax purposes, net operating loss carryforwards of approximately $21,100,000 and $12,300,000, respectively, which begin to expire in 2007. The Company is in the process of determining the amount of net operating loss carryforwards generated in 2006. Because of statutory “ownership changes,” the amount of net operating losses which may be utilized in future years is subject to significant limitations. Deferred tax assets relating to these loss carryforwards are offset by valuation allowances of approximately the same amount.

A reconciliation of income tax expense that would result from applying the domestic federal statutory rate to pre-tax income from continuing operations, with income tax expense presented in the financial statements is as follows:

6.	INCOME TAXES (Continued)

	2006	2005	2004

Income tax at the Federal Statutory rate (34%)	$(4,481,000)	$(1,360,000)	$(510,000)
State franchise tax at 8.84%	(1,165,000)	(354,000)	(130,000)
Rebate for franchise tax	396,000	120,000	44,000
Valuation allowance	5,604,810	1,595,713	598,400

	$354,810	$1,713	$2,400

6.	FINANCING AGREEMENT

Effective September 30, 2004, we terminated our Factoring and Security Agreement with Alliance Bank and the related security interest in substantially all of our assets that had secured the Company’s financial obligations under the agreement.

On October 7, 2004, we entered into a one-year $4,000,000 secured credit agreement (the “Loan and Security Agreement”) with Comerica Bank (“Comerica”). The Loan and Security Agreement included a term line of credit of up to $2,000,000 to finance equipment purchases made prior to September 30, 2005 with interest payable based on a rate equal to Comerica’s published prime rate plus 0.50% and a revolving line of credit of up to $2,000,000 for general working capital needs with interest payable based on a rate equal to Comerica’s published prime rate.

On December 31, 2005, we entered into an amended loan and security agreement (the “First Amendment”) with Comerica Bank. The First Amendment amended the Loan and Security Agreement dated as of October 7, 2004. The First Amendment increased the revolving line of credit from $2,000,000 up to $2,235,000 for general working capital needs with interest payable based on a rate equal to Comerica’s published prime rate plus
0.50% until the maturity date of December 31, 2006. At December 31, 2006, the Company had borrowed $2,000,000 of the available line.

The First Amendment also revised the term line of credit of up to $2,000,000 to finance equipment purchases made prior to September 30, 2005 to a fixed term amount of $1,900,607 with principal and interest payable monthly based on a rate equal to Comerica’s published prime rate plus 0.50% with a maturity date of September 30, 2007. At December 31, 2006, the Company had an outstanding balance of $743,716, all of which is due in 2007.

6.	FINANCING AGREEMENT (Continued)

The First Amendment added to the Loan and Security Agreement a fixed term loan of $2,000,000 to finance equipment purchases. Interest accrues on the term loan at Comerica’s published prime rate plus 1.00% with a maturity date of March 31, 2008. At December 31, 2006, the Company had an outstanding balance of $1,250,000, $1,000,000 of which is due in 2007, and $250,000 of which is due in 2008.
On July 17, 2006, we entered into a second amendment to our Loan and Security Agreement (the “Second Amendment”) with Comerica Bank. The Second Amendment eliminated the minimum EBITDA requirement, and increased the permitted levels of liens and debt relative to equipment purchases from $500,000 to $3,500,000. In addition, the Second Amendment added (a) a requirement that we maintain a liquidity ratio of not less than 1.40 to 1.00, which is defined as cash and cash equivalents plus net trade accounts receivable (with net trade accounts receivable comprising no more than 50% of the sum), divided by the sum of all loans, capital leases and non-cash secured letters of credit, and (b) a provision allowing us to obtain letters of credit from Comerica under the revolving line, subject to a letter of credit sub-limit of $1,000,000.

Effective as of January 10, 2007, we entered into a Third Amendment to the Loan and Security Agreement (the “Third Amendment”) with Comerica Bank. The Third Amendment extended the maturity date of the revolving line of credit from December 31, 2006 to June 30, 2007.

We have pledged substantially all of our assets to secure repayment of the credit facilities made available under the Comerica Agreement. We must also maintain a cash balance at Comerica of not less than $3,000,000 when aggregate outstanding advances under the credit facilities are less than or equal to $3,000,000, and a balance of not less than $3,500,000 when aggregate outstanding advances under the credit facilities are greater than $3,000,000. The Comerica Agreement also contains various other restrictive covenants related to our future operations.

7.	COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases facilities and equipment under various lease arrangements. The lease terms range from month-to-month to six years. In the third quarter of 2006, the Company signed a lease agreement for its corporate facilities to be located in Costa Mesa, California, with a lease term that expires on May 31, 2009. The Company is required to pay its pro rata share of all taxes, building maintenance costs and insurance. In connection with the acquisition of the hosting and colocation assets of Epoch (see Note 12), the Company assumed a sublease for 16,577 rentable square-feet in Los Angeles,

7.	COMMITMENTS AND CONTINGENCIES (Continued)

California. The sublease expires on February 27, 2009. We rent outsourced data center space on a per rack basis for an offsite data center located in Ashburn, Virginia. The contract with respect to such space expires on November 30, 2007, and our annual rental payments under this lease are approximately $650,000.
Operating lease expense was $1,707,232, $628,536 and $554,473 for the years ended December 31, 2006, 2005 and 2004, respectively. Assets capitalized under capital leases totaled $4,015,750 and $2,158,819 at December 31, 2006 and 2005, respectively. Amortization of assets capitalized under capital leases is included in depreciation and amortization expense.

Future minimum payments under noncancelable capital lease arrangements at December 31, 2006 are as follows:

Calendar Year	Capital leases

2007	$2,114,983
2008	1,238,968

Totals	$3,353,951
Less Interest	(359,718)

2,994,233
Less current portion	(1,934,373)

Due after 1 year	$1,059,860

Future minimum payments under noncancelable operating lease arrangements, contractual service agreements and long term debt at December 31, 2006 are as follows:

		Less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Contract Type	Total	1/1/07- 12/31/07	1/1/08- 12/31/09	1/1/10 - 12/31/11	After 1/1/12

Operating leases	$37,031	$19,761	$15,390	$1,880	$—
Office leases	2,979,352	1,586,868	1,333,894	58,590	—
Contractual service agreements	1,181,735	1,181,735	—	—	—
Long-term debt(1)	3,993,716	3,743,716	250,000	—	—

Total contractual obligations	$8,191,834	$6,532,080	$1,599,284	$60,470	$—

7.	COMMITMENTS AND CONTINGENCIES (Continued)

Contractual Commitments

The Company entered into contracts with telecommunication providers under which the Company has committed to a minimum usage to be purchased from these providers. The Company is committed to spend a minimum of $1,182,000 in 2007 under these agreements.

Employment Agreements

The Company has employment agreements with two (2) of its executives, which provide for minimum aggregate annual base salaries of $580,000. The employment agreement for one executive provides for bonuses to be paid, based upon achieving targets that are approved by the Company’s board of directors. While each respective executive’s employment is terminable at will by the Company, severance payments are provided for in case of termination without cause, as is defined in the employment agreements.

Legal Matters

In the ordinary course of its business, the Company becomes involved in certain legal actions and claims, including lawsuits, administrative proceedings, regulatory and other matters. Substantial and sometimes unspecified damages or penalties may be sought from the Company in some matters, and some matters may remain unresolved for extended periods. While the Company may establish reserves from time to time based on its periodic assessment of the potential outcomes of pending matters, there can be no assurance that an adverse resolution of one or more such matters during any subsequent reporting period will not have a material adverse effect on the Company’s results of operations for that period. However, on the basis of information furnished by counsel and others and taking into consideration the reserves, if any, established for pending matters, the Company does not believe that the resolution of currently pending matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition.

8.	SHAREHOLDERS’ EQUITY

On September 30, 2003, the Company entered into a Purchase Agreement described above among the Company, Dolphin Communications Fund II, L.P. and Dolphin Parallel Fund II (Netherlands), L.P. and their affiliates and certain members of the Company’s management team. Pursuant to the Purchase Agreement, at the same time as the note exchange described in Note 4 above, Dolphin purchased $550,000 in shares of 2003 Series A Preferred Stock (“Series A Preferred”) and associated warrants at a purchase price of $1,000 per unit, with each unit comprised of one share of Series A Preferred and

8.	SHAREHOLDERS’ EQUITY (Continued)

a warrant (an “Additional Warrant”) to purchase 208 1/3 shares of common stock at an exercise price of $1.20 per share during a three-year term. Certain members of the Company’s executive management team purchased for cash, $350,000 in the Series A Preferred and Additional Warrants on the same terms. On June 16, 2004, the shares of Series A Preferred were converted into shares of common stock as described below.
On June 16, 2004, the Company closed a transaction contemplated by a Purchase Agreement (the “PIPE Purchase Agreement”) with WaldenVC II, L.P. (“Walden”), Dolphin Communications Fund II, L.P. and Dolphin Communications Parallel Fund II (Netherlands), L.P. and their affiliates (collectively, “Dolphin”), and 11 additional investors, including seven private investment funds and four executive officers of the Company. Pursuant to the PIPE Purchase Agreement, the Company issued to the investors an aggregate of 4,526,649 shares of common stock and 1,357,994 warrants to purchase common stock for an aggregate purchase price of $11 million, or $2.43 per unit of one share and .3 warrants. The warrants have an exercise price of $2.43 per share and expire on June 16, 2009. The warrants also include a call provision requiring the holder of the warrants to exercise the warrants within 10 days of the date, after December 16, 2004, that the closing sales price of the common stock on the principal U.S. trading market for the common stock has equaled or exceeded $6.00 per share (as adjusted for stock splits and dividends, reverse stock splits and the like) for ten consecutive trading days. All of the warrants issued in connection with the PIPE Purchase Agreement were exercised in December 2005 and January 2006.

In connection with the PIPE Purchase Agreement, the Company and the investors also executed a Registration Rights Agreement pursuant to which the Company agreed to file, and filed, on July 16, 2004, a registration statement registering the re-sale of the common stock issued under the PIPE Purchase Agreement and issuable upon the exercise of the warrants that were issued under the PIPE Purchase Agreement. The investors also became party to a Second Amended and Restated Registration Rights Agreement under which Walden was granted demand registration rights similar to those previously granted to Dolphin and all of the investors were granted piggyback registration rights.

The Company, the investors and certain key shareholders also executed an Investor Rights Agreement pursuant to which, among other things, the investors and key shareholders agreed to facilitate the election or appointment of a nominee for the board of directors designated by Walden beginning on June 30, 2004. Effective June 30, 2004, Phil Sanderson, a general partner at WaldenVC, was appointed by the Company and its Board of Directors to fill the new board position.

8.	SHAREHOLDERS’ EQUITY (Continued)

ThinkEquity Partners, LLC, was the placement agent for the transaction described in the PIPE Purchase Agreement. In exchange for its services, ThinkEquity received a cash commission of $770,000, which is 7% of the purchase price, and warrants to purchase 135,800 shares of common stock at an exercise price of $3.20 per share. The placement agent warrants include a net exercise provision, one-time demand registration rights and piggyback registration rights. The placement agent warrants also include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

Simultaneously with the closing of the transaction described in the PIPE Purchase Agreement, the Company, Dolphin and the other holders of the Company’s outstanding shares of 2003 Series A Preferred Stock closed the transaction contemplated by a Conversion Agreement (the “Conversion Agreement”) among such persons. Pursuant to the Conversion Agreement, Dolphin and the other holders of 2003 Series A Preferred Stock agreed to convert all outstanding shares of 2003 Series A Preferred Stock into common stock in exchange for the Company’s agreement to pay in cash all dividends that had accrued or would have accrued through September 30, 2004 with respect to the 2003 Series A Preferred Stock and to pay a conversion premium equal to 4% of the outstanding liquidation value of the 2003 Series A Preferred Stock. Upon conversion of the 2003 Series A Preferred Stock, the holders were issued an aggregate of 957,447 shares of common stock and an aggregate cash payment of $101,061. As of June 30, 2004, there were no shares of preferred stock of the Company issued or outstanding.

Upon conversion of the Dolphin Notes described above and the shares of 2003 Series A Preferred Stock, the restrictive covenants contained therein, as well as Dolphin’s security interest in substantially all of the Company’s assets, were terminated.

In addition, pursuant to exhibits to the PIPE Purchase Agreement, (a) the warrants to purchase common stock held by Dolphin and the other former holders of 2003 Series A Preferred Stock were amended in order to delete any provisions that would decrease the exercise price, or increase the number of shares subject to the warrant, as a result of future issuances of common stock at a price per share less than the exercise prices of the warrants; (b) the Amended and Restated Investor Rights Agreements dated September 30, 2003 was amended in order to delete Dolphin’s preemptive right with respect to any future issuances of preferred stock, and (c) the parties entered into a Second Amended and Restated Registration Rights Agreement under which Walden was granted demand registration rights similar to those previously granted to Dolphin and all of the investors under the PIPE Purchase Agreement were granted piggyback registration rights.

8.	SHAREHOLDERS’ EQUITY (Continued)

The securities in the transactions described above were subsequently registered pursuant to a registration statement on Form S-2 filed on July 16, 2004, and further amended and filed on September 13, 2004, with the Securities and Exchange Commission, and subsequently went effective as of September 16, 2004.

On April 27, 2005, we acquired the business of PlayStream, LLC, a leading provider of small business streaming media services, in exchange for 937,500 shares of VitalStream Holdings, Inc. common stock, 50,000 warrants to purchase common stock at an exercise price of $5.40, and $500,000 in cash.

On February 3, 2006, we closed a financing transaction with institutional investors by issuing 2,692,307 shares of common stock at a price of $5.20 per share generating gross proceeds to the Company of $14 million. Net proceeds from this transaction will be used for general corporate purposes, including network and infrastructure expenditures, supporting domestic and international growth, and funding ongoing product development.

On May 20, 2006, we acquired substantially all the assets and most of the liabilities of Eonstreams, Inc. (“Eonstreams”), in exchange for 1,747,312 shares of our common stock for a total purchase price of $17,001,346. Eonstreams, headquartered in Knoxville, Tennessee, provides Internet advertising insertion and streaming solutions to businesses and home offices.

At December 31, 2006, 3,339,775 shares of VHI common stock were reserved for issuance for options currently issued and outstanding.

9.	STOCK OPTIONS, WARRANTS AND STOCK GRANTS

VitalStream had a stock option/stock issuance plan (the “VitalStream Stock Option Plan”) that provided for the granting of incentive stock options, non-statutory stock options or shares of common stock directly to certain key employees, members of the Board of Directors, consultants and independent contractors according to the terms of the plan. All options by VitalStream prior to April 23, 2002 were issued under the VitalStream Stock Option Plan. The VitalStream Stock Option Plan provided for issuance of options to purchase common stock of the Company at 100% of the fair market value at the time of grant with vesting generally over a three-year period. Options under the VitalStream Stock Option Plan were issued solely to employees and consultants of the Company. In May 2001, the board of directors, with shareholder approval, increased the amount of shares available for grant by 500,000, taking the total amount available to 1,000,000.

9.	STOCK OPTIONS, WARRANTS AND STOCK GRANTS

On April 23, 2002, in connection with the VitalStream Merger, stock options granted under the VitalStream Stock Option Plan were converted into options granted under the VHI 2001 Stock Incentive Plan (Amended and Restated) (the “VHI Stock Option Plan”). The VitalStream stock options were converted at the same conversion rate as the shares of common stock, 2.90772 shares of VHI common stock (3.71164 after adjustment for contingencies) for every share of VitalStream common stock subject to the option. The terms of the replacement options issued under the VHI Stock Option Plan are the same as the options issued under the VitalStream Stock Option Plan in all material respects. The number of stock options disclosed below in the summary of stock option activity has been restated to reflect the conversion of VitalStream options into VHI options. Prior to the VitalStream Merger, there were 672,500 options to purchase VHI common stock outstanding under the VHI Stock Option Plan held by the present and former VHI officers and directors. Such options are treated as having been assumed by VitalStream in the VitalStream Merger in these financial statements. The VHI Stock Option Plan was adopted by the Company’s Board of Directors in January of 2002, reserving 2,000,000 shares for issuance, which plan was then subsequently approved by the shareholders in January 2003.

Stock-Based Compensation

The fair value of options granted by the Company have been estimated at $6,087,489, $3,452,923, and $323,537 at the date of grant for the years ended December 31, 2006, 2005 and 2004, respectively, using the Black-Scholes valuation method with the following assumptions:

	2006	2005	2004
Risk free interest rate	4.47% to 5.04%	3.63% to 4.55%	3.28% to 3.74%
Stock volatility factor	38% — 59%	14% — 79%	12% — 36%
Weighted average expected option life	3.75 years	6 years	5 years
Expected dividend yield	None	None	None

The weighted average grant date fair value of options granted during the twelve months ended December 31, 2006, 2005 and 2004 is $3.53, $1.73 and $0.67 per option share, respectively.

The pro forma net loss and net loss per share had the Company accounted for its options using FAS 123 would have been as follows in 2005 and 2004:

9.	STOCK OPTIONS, WARRANTS AND STOCK GRANTS (Continued)

	2005	2004

Net loss reported	$(4,018,426)	$(1,545,885)

Basic and diluted net loss per common share as reported	(0.25)	(0.13)

Add back stock-based employee compensation cost, net of related tax effect included in the determination of net loss as reported	—	302,628

Total stock-based employee compensation, net of related tax effect that would have been included in the determination of net loss if the fair value-based method would have been applied to all awards	(542,171)	(367,499)

Pro forma net loss as if the fair value- based method had been applied to all awards	(4,560,597)	(1,610,756)

Pro forma basic and diluted loss per share as if the fair value method had been applied to all awards	$(0.29)	$(0.14)

 A summary of the VHI stock option activity and related information follows:

	December 31, 2006		December 31, 2006		December 31, 2006
	Options	Weighted average exercise price	Options	Weighted average exercise price	Options	Weighted average exercise price

Outstanding - beginning of year	2,748,015	$2.66	1,362,344	$2.04	1,146,153	$1.64
Granted	1,725,099	$8.56	1,990,876	$2.88	487,250	$2.80
Contingent options earned	—	$—	—			$—
Exercised	(991,900)	$2.20	(341,540)	$1.60	(207,016)	$1.12
Forfeited	(141,439)	$4.78	(263,665)	$2.68	(64,044)	$1.92

Outstanding - end of period	3,339,775	$5.77	2,748,015	$2.64	1,362,344	$2.04

Exercisable at the end of period	547,927	$3.26	769,992	$2.04	727,472	$1.64

Weighted average fair value of options granted during the year		$6,087,489		$3,254,558		$323,537

9.	STOCK OPTIONS, WARRANTS AND STOCK GRANTS (Continued)

The details of the VHI options outstanding as of December 31, 2006 are as follows:

	Options Outstanding			Options Exercisable
Range of Exercisable prices	Number Outstanding	Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.80 - $3.14	1,286,230	6.19	$2.3821	412,921	$2.4944
$3.14 - $5.48	408,446	3.66	$4.8990	106,881	$5.0436
$5.48 - $7.82	153,224	4.11	$6.2845	11,719	$6.0800
$7.82 - $10.16	1,485,625	4.54	$8.8597	16,406	$8.8800
$10.16 - $12.50	6,250	4.27	$12.5000
Total	3,339,775	5.05	$5.7693	547,927	$3.2595

The following table shows total stock-based employee compensation expense included in the consolidated statements of operations for the twelve months ended December 31 2006. For comparative purposes only, stock-based employee compensation expense is shown in the same table but is not included in the consolidated statements of operations for the twelve months ended December 31, 2005.

	Twelve Months Ended Ended December 31,
	2006	2005
Cost of sales	$23,080	$6,460
Research & development	55,999	12,614
Sales & marketing	470,337	91,380
General & administrative	1,205,066	431,717
Total	$1,754,482	$542,171

There was no capitalized stock-based employee compensation cost as of December 31, 2006. There were no recognized tax benefits for the year ended December 31, 2006.

As of December 31, 2006, the number of options issued and outstanding was 3,339,775 with 116,816 reserved for future awards.

As of December 31, 2006, the total unrecognized fair value compensation cost related to unvested stock options was $6.8 million, which is to be recognized over the weighted average remaining vesting period of 2.4 years.

9.	STOCK OPTIONS, WARRANTS AND STOCK GRANTS (Continued)

During 2006, the board of directors approved the acceleration of certain unvested stock options held by certain members of management, conditional upon the closing of the merger with Internap (note 13).  The unrecognized fair value compensation related to these stock options, included in the $6.8 million above, was $1,258,358 at December 31, 2006.  Other stock options also provide for acceleration of vesting, conditional upon a change of control.

The total intrinsic value at Decemeber 31, 2006 of all options outstanding and expected to vest was $14.3 million.  The total intrinsic value at Decemeber 31, 2006 of all options exercisable was $3.7 million.
Stock Warrants

On September 30, 2003, in conjunction with the sale of shares of preferred stock described in Note 8, a warrant to purchase 114,583 shares of the Company’s common stock at an exercise price of $1.20 per share was issued to Dolphin and warrants to purchase an aggregate of 72,917 shares of the Company’s common stock at an exercise price of $1.20 per share were issued to five of the Company’s executive officers. The warrants became exercisable on the grant date, and were all exercised prior to their expiration date of September 30, 2006.

As noted above, on June 16, 2004, the Company closed a transaction contemplated by the PIPE Purchase Agreement with WaldenVC II, L.P. (“Walden”), Dolphin Communications Fund II, L.P. and Dolphin Communications Parallel Fund II (Netherlands), L.P. and their affiliates (collectively, “Dolphin”), and 11 additional investors, including seven private investment funds and four executive officers of the Company. Pursuant to the PIPE Purchase Agreement, the Company issued to the investors an aggregate of 4,526,649 shares of common stock and 1,357,994 warrants to purchase common stock for an aggregate purchase price of $11 million, or $2.43 per unit of one share and .3 warrants. The warrants have an exercise price of $2.43 per share and expire on June 16, 2009. The warrants also include a call provision requiring the holder of the warrants to exercise the warrants within 10 days of the date, after December 16, 2004, that the closing sales price of the common stock on the principal U.S. trading market for the common stock has equaled or exceeded $6.00 per share (as adjusted for stock splits and dividends, reverse stock splits and the like) for ten consecutive trading days. All of the warrants issued in connection with the PIPE Purchase Agreement were exercised in December 2005 and January 2006.

ThinkEquity Partners, LLC, was the placement agent for the transaction described in the PIPE Purchase Agreement. In exchange for its services, ThinkEquity received a cash commission of $770,000 and warrants to purchase 135,800 shares of common stock at an exercise price of $3.20 per share. The placement agent warrants include a net exercise

9.	STOCK OPTIONS, WARRANTS AND STOCK GRANTS (Continued)

provision, one-time demand registration rights and piggyback registration rights. The placement agent warrants also include standard anti-dilution provisions pursuant to which the exercise price and number of shares issuable thereunder are adjusted proportionately in the event of a stock split, stock dividend, recapitalization or similar transaction.

In January 2006, holders of the remaining outstanding warrants from the June 2004 financing exercised their warrants, and were issued 617,270 shares of common stock for approximately $1.5 million in proceeds to the Company.

As of December 31, 2006, there were no warrants outstanding.

10.	CONCENTRATIONS

At December 31, 2006, financial instruments that potentially subject the Company to credit risk, consist principally of cash, cash equivalents and restricted cash held at banks in excess of federally insured limits. Total cash and restricted cash in excess of federally insured limits as of December 31, 2006 was $13,204,442.

For 2006, the Company had one customer who represented approximately 25% of total revenue for the year. In October of 2006, this customer conveyed to us its intent to develop its own in-house streaming capabilities. We experienced a significant reduction in Q4 revenue. For 2005, the Company had three customers who represented approximately 14%, 11% and 11%, respectively, of total revenue for the year. Total net accounts receivable from these customers amounted to 15%, 30% and 20%, respectively, of total net accounts receivable as of December 31, 2005. For 2004, the Company had two customers who represented approximately 18% and 10% of total revenue for the year. Total net accounts receivable from these customers amounted to 23% and 0%, respectively, of the total net accounts receivable as of December 31, 2004.

11.	RELATED PARTY TRANSACTIONS

On June 16, 2004, pursuant to the PIPE Purchase Agreement described above, four of the company’s officers purchased $439,000 in shares of the Company’s common stock at a price of $2.43 per unit of one share and .3 warrants. The warrants have an exercise price of $2.43 per share and expire on June 16, 2009. All such warrants were exercised in January 2006.

12.	ACQUISITIONS

Epoch Hosting, Inc., and Epoch Holdings, Inc.

On January 16, 2003, the Company acquired the hosting business of Epoch Hosting, Inc., and Epoch Holdings, Inc. through an Amended and Restated Asset Purchase Agreement. Pursuant to the agreement, VitalStream paid $200,000 in cash, and issued 874,605 shares of common stock subsequently followed by an additional 87,585 shares of common stock (together representing 12.5% of outstanding shares after the issuance) and acquired Epoch’s hosting and colocation contracts, related computer equipment, software and licenses, a leasehold interest in a Los Angeles data center, and a certificate of deposit for $300,000, which serves as collateral on the leasehold interest.

PlayStream, Inc.

On April 27, 2005, and effective as of April 1, 2005, VitalStream acquired the business of PlayStream, LLC, a provider of small business streaming media services, headquartered in Seattle, Washington, for $500,000 in cash, 937,500 shares of VitalStream Holdings, Inc. common stock valued at $2,137,500 and 50,000 warrants to purchase common stock at an exercise price of $5.40 valued at $111,272 for a total purchase price of $2,748,772. Of the total purchase price, $150,000 was allocated to non-compete agreements, $100,000 was allocated to the customer list, $2,615,778 to goodwill and the remainder was allocated to various assets purchased and various liabilities assumed. In 2005, only nine months of PlayStream’s operations was included in our financial statements, while in 2006, a full 12 months was included.

Through the PlayStream, Inc. division, we offer fully automated, self service video and audio streaming services to small and medium sized businesses under the PlayStream brand. PlayStream offers both live and on demand streaming service.

The customer list of $100,000 is being amortized over its estimated useful life of 24 months. The non-compete agreements valued at $150,000 in total are being amortized over 30 months. The related amortization expense for these intangibles was $110,000 and $82,500 during the years ended December 31, 2006 and 2005.

Eonstreams, Inc.

On May 20, 2006, we acquired, through one of our wholly-owned subsidiaries, substantially all the assets and most of the liabilities of Eonstreams, Inc. (“Eonstreams”), in exchange for 1,747,312 shares of our common stock at $9.73 per share, for a total purchase price of $17,001,346. Eonstreams, headquartered in Knoxville, Tennessee, provides Internet advertising insertion and streaming solutions to businesses and home offices. The primary reason for the purchase of Eonstreams is to integrate Eonstreams’ advertising solution technologies into VitalStream’s content delivery network and provide customers with a one-stop solution for delivering integrated streaming and digital advertising content on the Internet. During

12.	ACQUISITIONS (Continued)

the second quarter of 2006, we changed the name of our Eonstreams product line to VitalStream Advertising Services.

The acquisition was accounted for using the purchase method of accounting. For accounting purposes, in accordance with SFAS No. 141, we included results of operations for Eonstreams beginning as of May 1, 2006. The total purchase consideration was allocated to the assets acquired and liabilities assumed at their estimated fair values as of the date of acquisition, as determined by management and, with respect to identified intangible assets, by management with the assistance of an appraisal provided by a third-party valuation firm. The excess of the purchase price over the amounts allocated to assets acquired and liabilities assumed has been recorded as goodwill. In accordance with current accounting standards, the goodwill will not be amortized and will be tested for impairment at least annually as required by SFAS No. 142, “Goodwill and Other Intangible Assets.”

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition:

Total consideration:
Common stock issued	$17,001,346
Total purchase consideration	$17,001,346
Allocation of the purchase consideration
Current assets, including cash of $999	$170,256
Fixed assets	253,854
Identifiable intangible assets	1,160,000
Goodwill	15,826,606
Total assets acquired	17,410,716
Fair value of liabilities assumed	(409,370)
$17,001,346

The following are identified intangible assets acquired and the respective estimated periods over which the assets will be amortized using the straight-line method.

	Amount	Amortization Period
		(In years)
Customer relationships	$90,000	3
Software technology	430,000	5
Brand name	320,000	5
Covenants not to compete	320,000	3
Total	$1,160,000

12.	ACQUISITIONS (Continued)

The related amortization expense for these intangibles was $191,111 during the year ended December 31, 2006.

The following table reflects unaudited pro forma results of operations of the Company for the twelve month periods ended December 31, 2006 and 2005 assuming that the Eonstreams acquisition had occurred at the beginning of each of the periods shown:

	For the Twelve Months Ended December 31,
	2006	2005
Revenues	$24,082,520	$17,318,309
Net loss	$(13,974,221)	$(4,997,589)
Basic and diluted net loss per common share	$(0.61)	$(0.28)
Shares used in computing basic and diluted net loss per common share	22,747,563	17,739,852

13.	ANNOUNCEMENT OF ACQUISITION OF COMPANY BY INTERNAP

On October 12, 2006, Atlanta, Georgia-based Internap Network Services Corporation (“Internap”) entered into a definitive agreement to acquire Vitalstream Holdings, Inc. Under the terms of the agreement, Internap, a provider of performance-based routing solutions over the Internet, will issue approximately 11.9 million shares of common stock in respect of our outstanding common shares, which will represent approximately 26% of the combined company’s shares. This is an exchange ratio of 0.5132 Internap shares for each of our shares. In addition, Internap will assume our currently outstanding stock option plans. Based on the closing price of Internap’s stock on October 11, 2006, the transaction was valued at an aggregate purchase price of approximately $217 million. The transaction is expected to close in the first quarter of 2007 and will be valued at that time using the market price of the stock at the closing date.